Exhibit 10.1

DREAMWORKS ANIMATION SKG, INC.

1000 FLOWER STREET

GLENDALE, CA 91201

July 23, 2010

The David Geffen Company

c/o James H. Schwab, Esq.

Paul, Weiss, Rifkind, Wharton & Garrison

1285 Avenue of the Americas

New York, NY 10019

Ladies and Gentlemen:

DreamWorks Animation SKG, Inc. (“Studio”) agrees to retain The David Geffen Company (“Consultant”) as a consultant and Consultant agrees to accept such retention upon the terms and conditions set forth below.

1. Term. The term of this Agreement shall commence on the date hereof and shall continue for a period of three (3) years thereafter, unless earlier terminated in accordance with Section 8 hereof. This period shall hereinafter be referred to as the “Consulting Term.”

2. Duties/Responsibilities. Consultant shall make available the services of David Geffen as reasonably requested from time to time by DWA so that Mr. Geffen may consult with Jeffrey Katzenberg or Lewis Coleman with respect to the operations, overall direction, projects and strategic matters with respect to the Studio; provided, however, that Consultant shall not be required to provide the services of Mr. Geffen for any specific or minimum number of hours. Consultant acknowledges that it has the right to provide the services of Mr. Geffen in accordance with the terms of this Agreement.

3. Exclusivity. Subject to Section 7 hereof, Consultant’s services shall be non-exclusive to Studio, it being understood that Consultant’s services hereunder will be subject to the other personal and business activities of Mr. Geffen.

4. Compensation. For all services rendered under this Agreement, Studio will pay Consultant at an annual rate of $2,000,000 during the Consulting Term, which shall be payable in cash in four equal installments of $500,000 on January 1, April 1, July 1 and October 1 (provided that the first such installment shall be paid on or before August 1, 2010).

5. Business Expenses. During the Consulting Term, Consultant shall be reimbursed for such reasonable travel and other expenses incurred by it or Mr. Geffen in connection with the services to be provided hereunder as are customarily reimbursed for executives of major motion picture and television companies, but in no event less favorable than any other officer, director, employee or consultant of Studio.

6. Indemnification. Consultant and its officers, directors, employees and affiliates, including Mr. Geffen (each, an “Indemnified Party”) shall be fully indemnified and held harmless by Studio to the fullest extent permitted by law from any claim, liability, loss, cost or expense of any nature (including attorney’s fees of counsel selected by Consultant, judgments, fines, any amounts paid or to be paid in any settlement, and all costs of any nature) incurred by any of them (all such indemnification to be on an “after tax” “grossed-up” basis) which arises in whole or in part out of any alleged or actual action, inaction, omission or conduct in connection with or related in any manner to any Indemnified Party’s services to Studio or any entity owned or controlled by Studio, or which owns or controls Studio, as to which any Indemnified Party is providing services on behalf of Studio or which may be doing business with Studio. To the maximum extent allowed by law, all amounts to be indemnified hereunder (including reasonable attorneys’ fees) shall be advanced by Studio until such time, if ever, as it is determined by final, non-appealable decision pursuant to Paragraph 17 below that such Indemnified Party is not entitled to indemnification hereunder (whereupon Consultant shall reimburse Studio for all sums theretofore advanced). Each Indemnified Party’s rights under this Paragraph 6 will be in addition to any other rights it may be entitled to pursuant to Studio’s Certificate of Incorporation or By-Laws, or any other agreement between it and Studio.

7. Covenants.

a. Non-Competition. During the Consulting Term (or the earlier termination of Consultant’s services to Studio), Consultant shall not, and shall not allow Mr. Geffen to, directly or indirectly (i) engage in or participate as an officer, employee, corporate director, agent of or consultant for or provide services in any other capacity to any animation business directly competitive with that of Studio or (ii) control, or provide advice or services to, any business with respect to any specific transaction or matter that is material to the Studio and as to which there is a direct and actual conflict of interest with Studio.

For purposes of this paragraph, an animation business directly competitive (a “Direct Competitor”) with that of Studio shall mean an entity whose primary business and purpose is the development and production of animated product, but would not include a motion picture studio that produces live action product or a combination of live action and animation product or any other entity that has material business or assets other than the development and production of animated product, so long as Consultant does not provide services directly to the animation business of such entity.

b. Confidential Information. Consultant agrees that it shall not, during the Consulting Term or at any time thereafter, use for its own purposes, or disclose to or for any benefit of any third party, any trade secret or other material confidential information of Studio or any of its subsidiaries (except as may be required by law or in the performance of Consultant’s duties hereunder consistent with Studio’s policies) and that Consultant will comply with any confidentiality obligations of Studio actually known by Consultant to a third party, whether under agreement or otherwise. Notwithstanding the foregoing, confidential information shall be deemed not to include information which (i) is or becomes generally available to the public other than as a result of a disclosure by Consultant or any other person who directly or indirectly receives such information from Consultant or at its direction or (ii) is or becomes available to Consultant on a non-confidential basis from a source which Consultant reasonably believes is entitled to disclose it to Consultant.

c. Studio Ownership. Except as otherwise herein provided, the results and proceeds of Consultant’s services hereunder, including, without limitation, any works of authorship resulting from Consultant’s services during the Consulting Term with Studio and/or any of its subsidiaries and any works in progress, in each case to the extent they are readily identifiable as being directly related to Consultant’s services hereunder, shall be works-made-for-hire and Studio shall be deemed the sole owner throughout the universe of any and all rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner Studio determines in its sole discretion without any further payment to Consultant whatsoever. If, for any reason, any of such results and proceeds shall not legally be a work-for-hire and/or there are any rights which do not accrue to Studio under the preceding sentence, then Consultant hereby irrevocably assigns and agrees to assign any and all of its right, title and interest thereto, including, without limitation, any and all copyrights, patents, trade secrets, trademarks and/or other rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed by Studio, and Studio shall have the right to use the same in perpetuity throughout the universe in any manner Studio may deem useful or desirable to establish or document Studio’s exclusive ownership of any and all rights in any such results and proceeds, including, without limitation, the execution of appropriate copyright and/or patent applications or assignments. To the extent Consultant has any rights in the results and proceeds of its services that cannot be assigned in the manner described above, Consultant unconditionally and irrevocably waives the enforcement of such rights. This Paragraph 7(c) is subject to, and shall not be deemed to limit, restrict, or constitute any waiver by Studio of any rights of ownership to which Studio may be entitled by operation of law by virtue of Studio or any of its subsidiaries having retained Consultant’s services.

d. Return of Property. All documents, data, recordings or other property, whether tangible or intangible, including all information stored in electronic form, obtained or prepared by or for Consultant, in each case to the extent they are readily identifiable as being directly related to Consultant’s services hereunder, shall remain the exclusive property of Studio. In the event of the termination of this Agreement for any reason, and subject to any other provisions hereof, all such property in Consultant’s possession shall be returned to Studio, at Studio’s sole cost and expense, as soon as reasonably practical.

e. Promise Not To Solicit. Consultant will not during the period of the Consulting Term induce or attempt to induce any employees, exclusive consultants, exclusive contractors or exclusive representatives of the Studio (or those of any of its subsidiaries) to stop working for, contracting with or representing the Studio or any of its subsidiaries or to work for, contract with or represent any Direct Competitors.

8. Termination. Either party may terminate this Agreement at any time, with or without cause, by providing 10 days written notice to the other party.

9. Equal Opportunity Employer. Consultant acknowledges that Studio is an equal opportunity employer. Consultant agrees that it will comply with Studio policies regarding employment practices and with applicable federal, state and local laws prohibiting discrimination or harassment.

10. Notices. All notices required to be given hereunder shall be given in writing, by personal delivery or by mail and confirmed by fax at the respective addresses of the parties hereto set forth above, or at such address as may be designated in writing by either party, and in the case of Studio, to the attention of the General Counsel of Studio. A courtesy copy of any notice to Consultant hereunder shall be sent to Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York, NY 10019, Fax: (212) 757-3990, Attn: James H. Schwab, Esq. Any notice given by mail shall be deemed to have been given three business days following such mailing.

11. Assignment. This Agreement may not be assigned by Consultant (other than the right to receive payments which may be assigned to a company, trust or foundation owned or controlled by, or under common control with, Consultant) and any purported assignment in violation of the foregoing shall be deemed null and void. Studio shall have the right to assign this Agreement only to an entity acquiring all or substantially all of the assets of Studio.

12. California Law. This Agreement and all matters or issues collateral thereto shall be governed by the laws of the State of California applicable to contracts entered into and performed entirely therein.

13. No Implied Contract. The parties intend to be bound only upon execution of this Agreement and no negotiation, exchange or draft or partial performance shall be deemed to imply an agreement.

14. Entire Understanding. This Agreement contains the entire understanding of the parties hereto relating to the subject matter herein contained and can be changed only by a writing signed by both parties hereto.

15. Void Provisions. If any provision of this Agreement, as applied to either party or to any circumstances, shall be adjudged by a court to be void or unenforceable, the same shall be deemed stricken from this Agreement and shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement. In the event any such provision (the “Applicable Provision”) is so adjudged void or unenforceable, Consultant and Studio shall take the following actions in the following order: (i) seek judicial reformation of the Applicable Provision; (ii) negotiate in good faith with each other to replace the Applicable Provision with a lawful provision; and (iii) have an arbitration as provided in Paragraph 17 hereof to determine a lawful replacement provision for the Applicable Provision; provided, however, that no such action pursuant to either of clauses (i) or (iii) above shall increase in any respect Consultant’s obligations pursuant to the Applicable Provision.

16. Survival; Modification of Terms. Consultant’s obligations under Paragraph 7(a) and (e) hereof shall remain in full force and effect until the earlier of (i) the third anniversary of the date hereof or (ii) the earlier termination of the Consulting Term pursuant to Paragraph 8 hereof. Studio’s obligations under Paragraphs 5 (with respect to expenses theretofore incurred) and 6 and Consultant’s obligations under Paragraphs 7(b), (c) and (d) hereof shall survive indefinitely the termination of this Agreement regardless of the reason for such termination.

17. Arbitration of Disputes. Any controversy or claim by Consultant against Studio or any of its parent companies, subsidiaries or affiliates (and/or officers, directors, employees, representatives or agents of Studio and such parent companies, subsidiaries and/or affiliates), including any controversy or claim arising from, out of or relating to this Agreement, or the breach thereof, which would give rise to a claim under federal, state or local law (including, but not limited to, claims based in tort or contract, claims for discrimination under state or federal law, and/or claims for violation of any federal, state or local law, statute or regulation), or any claim against Consultant by Studio (individually and/or collectively, “Claim(s)”) shall be submitted to an impartial mediator (“Mediator”) selected jointly by the parties. Both parties shall attend a mediation conference in Los Angeles County, California and attempt to resolve any and all Claims. If the parties are not able to resolve all Claims, then upon written demand for arbitration to the other party, which demand shall be made within a reasonable time after the Claim has arisen, any unresolved Claims shall be determined by final and binding arbitration in Los Angeles, California, in accordance with the Model Employment Procedures of the American Arbitration Association (collectively, “Rules”) by a neutral arbitrator experienced in employment law, licensed to practice law in California, in accordance with the Rules, except as herein specified. In no event shall the demand for arbitration be made after the date when the institution of legal and/or equitable proceedings based upon such Claim would be barred by the applicable statute of limitations. Each party to the arbitration will be entitled to be represented by counsel and will have the opportunity to take depositions in Los Angeles, California of any opposing party or witnesses selected by such party and/or request production of documents by the opposing party before the arbitration hearing. By mutual agreement of the parties, additional depositions may be taken at other locations. In addition, upon a party’s showing of need for additional discovery, the arbitrator shall have discretion to order such additional discovery. Consultant acknowledges and agrees that it is familiar with and fully understands the need for preserving the confidentiality of Studio’s agreements with third parties and compensation of Studio’s employees. Accordingly, Consultant hereby agrees that to the extent the arbitrator determines that documents, correspondence or other writings (or portions thereof) whether internal or from any third party, relating in any way to its agreements with third parties and/or compensation of other employees are necessary to the determination of any Claim, Consultant and/or its representatives may discover and examine such documents, correspondence or other writings only after execution of an appropriate confidentiality agreement. Each party shall have the right to subpoena witnesses and documents for the arbitration hearing. A court reporter shall record all arbitration proceedings. With respect to any Claim brought to arbitration hereunder, either party may be entitled to recover whatever damages would otherwise be available to that party in any legal proceeding based upon the federal and/or state law applicable to the matter. The arbitrator shall issue a written decision setting forth the award and the findings and/or conclusions upon which such award is based. The decision of the arbitrator may be entered and enforced in any court of competent jurisdiction by either Studio or Consultant. Notwithstanding the foregoing, the result of any such arbitration shall be binding but shall not be made public (including by filing a petition to confirm the arbitration award), unless necessary to confirm such arbitration award after non-payment of the award for a period of at least fifteen (15) days after notice to Studio of the arbitrator’s decision. Each party shall pay the fees of their respective attorneys (except as otherwise awarded by the arbitrator), the expenses of their witnesses and all other expenses connected with presenting their Claims or defense(s). Other costs of arbitration shall be borne by Studio. Except as set forth below, should Consultant or Studio pursue any Claim covered by this Paragraph 17 by any method other than said arbitration, the responding party shall be entitled to recover from the other party all damages, costs, expenses and reasonable outside attorneys’ fees incurred as a result of such action. The provisions contained in this Paragraph 17 shall survive the termination of this Agreement. Notwithstanding anything set forth above, Consultant agrees that any breach or threatened breach of this Agreement (particularly, but without limitation, with respect to Paragraphs 2 and 7, above) may result in irreparable injury to the Studio, and therefore, in addition to the procedures set forth above, Studio may be entitled to file suit in a court of competent jurisdiction to seek a temporary restraining order and/or preliminary or permanent injunction or other equitable relief to prevent a breach or threatened breach of such provisions.

18. The parties acknowledge and agree that Mr. Geffen is an intended third party beneficiary of this agreement.

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If the foregoing correctly sets forth your understanding, please sign one copy of this letter and return it to the undersigned, whereupon this letter shall constitute a binding agreement between us.

Very truly yours,

DREAMWORKS ANIMATION SKG, INC.

By:	/s/ Lewis Coleman

ACCEPTED AND AGREED AS OF THE
DATE FIRST ABOVE WRITTEN:

THE DAVID GEFFEN COMPANY

By:	/s/ Richard Sherman

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